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                                                                 Exhibit 8.2


                 [Mayer, Brown & Platt Letterhead]



                                                       February 4, 1998


Santa Fe Pacific Pipeline Partners, L.P.
1100 Town & Country Road
Orange, California 92868

Santa Fe Pacific Pipelines, Inc.
1100 Town & Country Road
Orange, California 92868

Kinder Morgan Energy Partners, L.P.
1301 McKinney Street, Suite 3450
Houston, Texas 77010

                Re: Santa Fe Pacific Partners, L.P. Purchase Agreement
                    --------------------------------------------------

Ladies and Gentlemen:


     We have acted as counsel to Santa Fe Pacific Pipeline Partners, L.P. a Delaware master limited partnership ("Santa Fe"), and Santa Fe Pacific Pipelines, Inc., a Delaware corporation and general partner of Santa Fe ("SF General Partner") in connection with the transactions contemplated in the Purchase Agreement between Santa Fe, the SF General Partner, SFP Pipeline Holdings, Inc., Kinder Morgan Energy Partners, L.P., a Delaware master limited partnership ("KMEP") and Kinder Morgan G.P., Inc., a Delaware corporation and general partner of KMEP (the "KM General Partner") dated as of October 18, 1997 (the "Purchase Agreement"). In that capacity we have also participated in the preparation of the Joint Proxy Statement of KMEP and Santa Fe and Prospectus of KMEP (the "Joint Proxy Statement") being furnished to holders of common units of KMEP and Santa Fe in connection with the solicitation of proxies to approve these transactions and the Registration Statement of KMEP on Form S-4 (Registration No. 333-44519) (the "Registration Statement"). Capitalized terms used herein without definition have the respective meanings set forth in the Joint Proxy Statement.


     In formulating our opinions set forth herein, we have reviewed and relied upon the partnership agreements of Santa Fe and SFPP, L.P. (the "SF Operating Partnership"), the

Santa Fe Pacific Pipeline Partners, L.P.
Santa Fe Pacific Pipelines, Inc.
Kinder Morgan Energy Partners, L.P.
February 4, 1998
Page 2


Purchase Agreement, the Joint Proxy Statement, such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinions expressed herein. In addition, we have relied upon certain representations made by you and the KM General Partner as to factual matters as well as upon representations and warranties made in or pursuant to the documents referred to above and upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. These opinions are further based upon the opinion of Morrison & Hecker that KMEP is treated as a partnership for federal income tax purposes and not as a corporation. For purposes of our opinions, we have not made an independent investigation of all facts set forth in such documents, the representations from you or the KMEP General Partner or the opinion of Morrison & Hecker. We have, consequently relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts.

     Our opinions expressed herein are based on the Internal Revenue Code of 1986, as amended (the "Code")(1) the Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service (the "IRS"), all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion, could adversely affect our conclusion.

     Pursuant to the terms of the Purchase Agreement, Santa Fe will contribute substantially all of its limited partner interests in the SF Operating Partnership to KMEP in exchange for the right to receive 1.39 KMEP Common Units for each outstanding Santa Fe Common Unit (the "Exchange"). An affiliate of KMEP, OLP-D, will purchase the general partner interest in Santa Fe from the SF General Partner for $84.4 million in cash and KMEP will transfer the limited partner interests in the SF Operating Partnership to OLP-D. Immediately following these transfers, Santa Fe will be liquidated (the "Liquidation") with each Santa Fe Common Unit holder receiving the right to receive 1.39 KMEP Common Units for each Santa Fe Common Unit held by such holder (the "Liquidation Distribution") and the successor to the Santa Fe general partner interest receiving any remaining limited partner interests in the SF Operating Partnership

------------------------
(1) Unless otherwise noted, all section references herein are to the Code.

Santa Fe Pacific Pipeline Partners, L.P.
Santa Fe Pacific Pipelines, Inc.
Kinder Morgan Energy Partners, L.P.
February 4, 1998
Page 3


and any other remaining assets of Santa Fe. KMEP will not issue certificates representing fractional interests in KMEP Common Units to former Santa Fe Common Unit holders with respect to their right to receive KMEP Common Units. Instead, KMEP will make a cash distribution in exchange for any former Santa Fe Common Unit holder's fractional interest in KMEP Common Units (the "Fractional Unit Payments"). The transactions contemplated by the Purchase Agreement are referred to herein as the "Transaction."

     Treasury Regulations Sections 301.7701-1, 301.7701-2 and 301.7701-3, the so-called "Check-the-Box Regulations," generally provide that most entities formed after December 31, 1996 may choose to be classified as either a partnership or a corporation. For entities already in existence on January 1, 1997, the Check-the-Box Regulations provide that its classification as of that time will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for the claimed classification, (ii) the entity recognized federal income tax consequences of any change in classification within five years prior to January 1, 1997 and (iii) the entity was not notified prior to May 8, 1996, that the entity's classification was under examination. Prior to the finalization of the Check-the-Box Regulations, the classification of an entity was determined under a four factor test primarily developed in case law and incorporated into the former regulations under Section 7701. Under this four factor test, an entity was classified as a partnership if it lacked at least two of the corporate characteristics of (1) continuity of life, (2) limited liability ,
(3) centralized management and (4) free transferability of interests.

     Under the terms of the partnership agreements of Santa Fe and the SF Operating Partnership, both entities lack continuity of life. Furthermore based on the representation of the SF General Partner with respect to its net worth, Santa Fe and the SF Operating Partnership lacked limited liability for purposes of the four factor test. Consequently, Santa Fe and the SF Operating Partnership both have a reasonable basis for their claimed classifications as partnerships and this classification did not change during the five years prior to January 1, 1997. Thus, further based on the representation of the SF General Partner that no classification issues have been raised on examination, each of Santa Fe and the SF Operating Partnership qualify as a partnership under the Check-the-Box Regulations.

     Under Section 7704, publicly traded partnerships will generally be treated as corporations for federal income tax purposes. However, Section 7704(c) provides an exception if at least 90% of the gross income of the publicly traded partnership for each taxable year is comprised of "qualifying income." Section 7704(d) defines qualifying income to include, among other things, income and gains derived from the exploration, development, mining or

Santa Fe Pacific Pipeline Partners, L.P.
Santa Fe Pacific Pipelines, Inc.
Kinder Morgan Energy Partners, L.P.
February 4, 1998
Page 4


production, processing, refining, transportation (which includes pipelines) or marketing of any natural resource (including oil, natural gas or products thereof). Based on the representation of the SF General Partner that less than 10% of the gross income of each of Santa Fe (as determined by looking through to the income of the SF Operating Partnership) and the SF Operating Partnership is derived from sources other than qualifying income, Santa Fe qualifies for the exception provided by Section 7704(c).

     Section 721 provides that, as a general rule, no gain or loss is recognized by a partnership or by any of its partners upon a contribution of property to a partnership in exchange for an interest in the partnership. In addition, Section 731 provides that, as a general rule, neither a partnership nor a partner recognizes gain or loss on the distribution by the partnership of property, other than money, to a partner. However, the tax free treatment under Section 721 does not apply to a contribution of property to a partnership that is classified as an "investment company" under the Code, to a contribution of property that is treated as a "disguised sale" of the contributed property under the Code, or to the extent that the contributing partners receive consideration other than an interest in the partnership. Further, depending upon the circumstances, a partner's deemed relief from liabilities, either in connection with a contribution to a partnership or a distribution from a partnership or a repayment of part or all of such liabilities, could cause the partner to recognize taxable gain on a contribution or distribution that would otherwise qualify for tax free treatment under Section 721 or Section 731. Tax free treatment under Section 731 also does not apply to the extent that any money (which, for this purpose, includes certain marketable securities) distributed by the partnership exceeds the adjusted tax basis of the partner's interest in the partnership immediately before the distribution.

     If KMEP is considered an "investment company," as defined by reference to Section 351, the Exchange will not be tax free under Section 721.
Treasury Regulation Section 1.351-1(c) and Code Section 351(e) provide that a transfer will be treated as having been made to an investment company if the transfer results in a diversification of the interests of the transferor, and the transferee is (a) a regulated investment company ("RIC"), (b) a real estate investment trust ("REIT"), or (c) a partnership more than 80% of the value of whose assets are held for investment and are stock or securities (including for this purpose, money, options, forward contracts, derivatives and certain other assets, but excluding for this purpose, interests in partnerships that are not publicly traded partnerships) or interests in RICs or REITs. Although the transfer by Santa Fe to KMEP will result in the diversification of the interests of Santa Fe and the Santa Fe Common Unit holders, KMEP is not a REIT or a RIC, and, based upon certain representations of the KM General Partner, less than 80% of the value of the assets of KMEP is comprised of stocks or securities (as defined in Section 351(e)(1)(B)) or interests in RICs or

Santa Fe Pacific Pipeline Partners, L.P.
Santa Fe Pacific Pipelines, Inc.
Kinder Morgan Energy Partners, L.P.
February 4, 1998
Page 5


REITs. Consequently, KMEP will not be considered an investment company at the time of the Exchange.

     The Exchange also would not be tax free to Santa Fe and the Santa Fe Common Unit holders to the extent that it is treated as a "disguised sale" of property under the Code or Treasury Regulations. Section 707(a)(2)(B) and the Treasury Regulations thereunder (the "Disguised Sale Rules") generally provide that a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption by the partnership of a liability of the partner or taking of property by the partnership subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Except for the possible treatment of the Fractional Unit Payment discussed below, there is no cash or other property being received by Santa Fe and, based on the representation of the SF General Partner, Santa Fe is not being relieved of any liabilities for purposes of applying these rules.

     There is a possibility that the IRS may seek to ignore the form of the Transaction and take the position that the Santa Fe Common Unit holders' receipt of the Fractional Unit Payments from KMEP in partial exchange for their Santa Fe Common Units should be treated under the Disguised Sale Rules as a payment of money by KMEP to Santa Fe in exchange for a portion of the limited partner interest in the SF Operating Partnership, followed by a distribution of the Fractional Unit Payment and KMEP Common Units to the respective partners upon the Liquidation. If the IRS were to take this position and prevail, Santa Fe would recognize gain to the extent that the total amount of the Fractional Unit Payments exceeds Santa Fe's adjusted tax basis in the portion of the SF Operating Partnership limited partner interests considered to be sold to KMEP under the Disguised Sale Rules. The taxable gain would be allocated ratably to Santa Fe Common Unit holders, and a Santa Fe Common Unit holder could be allocated a share of such gain, even though such holder may not receive a Fractional Unit Payment.

     Although there is no definitive authority on this point, it is more likely than not that the form of the Transaction will be respected and that the Fractional Unit Payment will be treated as a cash distribution from KMEP to the Santa Fe Common Unit holders, rather than as a payment to Santa Fe as part of a disguised sale. Because it is more likely than not that Santa Fe will not be considered as receiving the Fraction Unit Payments from KMEP and because Santa Fe is not being relieved of liabilities or receiving cash or property pursuant to the Exchange, the Exchange will not be taxable under the Disguised Sale Rules.

Santa Fe Pacific Pipeline Partners, L.P.
Santa Fe Pacific Pipelines, Inc.
Kinder Morgan Energy Partners, L.P.
February 4, 1998
Page 6


     Through the interaction of Sections 705, 722, 742 and 752, a partner includes in the tax basis for such partner's partnership interest a share of the partnership's liabilities, determined in accordance with the Treasury Regulations under Section 752. The partner also includes in the tax basis for such partnership interest any capital contributions that such partner actually made to the partnership and such partner's allocable share of all partnership income and gains, less the amount of all distributions that such partner receives from the partnership and such partner's allocable share of all partnership losses. Under Section 752(b), if a partner's share of the partnership liabilities is reduced for any reason, the partner is deemed to have received a cash distribution equal to the amount of such reduction. Under Section 731, the partner will recognize gain as a result of this deemed cash distribution if, and to the extent that, the deemed cash distribution exceeds its adjusted tax basis for its partnership interest. Based upon the representation of the SF General Partner, Santa Fe will not be relieved of liabilities in excess of its tax basis in the limited partner interests in the SF Operating Partnership upon the Exchange. Because Santa Fe will not be deemed to receive a distribution of cash from KMEP in excess of its tax basis, Santa Fe will not recognize gain on the Exchange, subject to the treatment of the Fractional Unit Payment as discussed above.

     Because (i) KMEP is not an investment company, (ii) Santa Fe will not receive cash, property or relief from liabilities in excess of its tax basis in the limited partner interests in the SF Operating Partnership and (iii) subject to the possible exception of the treatment of Fractional Units as discussed above, a disguised sale will not be considered to have occurred,
Section 721 will apply to Exchange and Santa Fe will not recognize gain thereupon (subject to the possible exception of Fractional Unit Payments).

     Under Section 731(b), a partnership does not recognize any gain or loss upon distributions to its partners or upon liquidation of the partnership. Consequently, Santa Fe will not recognize gain as a result of the Liquidation or the Liquidation Distribution.

     Under Section 731, a partner will recognize gain as a result of a distribution from a partnership if the partnership distributes money and the amount of money received by the partner exceeds such partner's adjusted tax basis in the partnership interest prior to the distribution. The amount of gain is limited to this excess. Generally, for purposes of Section 731, a distribution of readily marketable securities is treated as a distribution of cash.

     Because the KMEP Common Units are tradeable, the Liquidation
Distribution would be considered a distribution of cash under this general rule. However, Treasury Regulation Section 1.731-2(d)(1)(ii) provides that a distribution of marketable securities will not be treated as a

Santa Fe Pacific Pipeline Partners, L.P.
Santa Fe Pacific Pipelines, Inc.
Kinder Morgan Energy Partners, L.P.
February 4, 1998
Page 7



distribution of cash if (i) such securities are acquired by the partnership in a non-recognition transaction, (ii) the value of any marketable securities transferred to KMEP in such transaction is less than 20% of the value of all assets transferred to KMEP and (iii) the partnership distributes the securities within five years. Because (i) as discussed above, the Exchange will constitute a non-recognition transaction under Section 721(a) of the Code, (ii) the SF Operating Partnership limited partner interests to be transferred to KMEP in the Exchange are not readily marketable and (iii) Santa Fe will immediately distribute the rights to KMEP Common Units pursuant to the Liquidation Distribution, the Liquidation Distribution will not be treated as a distribution of cash to a Santa Fe Common Unit holder.

     As explained above, a reduction in a partner's share of partnership liabilities constitutes a deemed cash distribution. Because no liabilities are currently allocated to the Santa Fe Common Unit holders (as based upon the representation of the SF General Partner), no such holder will be relieved of any liabilities of Santa Fe upon the Liquidation Distribution and thus no gain will be triggered by these rules.

     Since, as discussed above, it is more likely than not that the Fractional Unit Payments will be treated as a cash distribution by KMEP to the Santa Fe Common Unit holders at the time they become KMEP Common Unit holders pursuant to the Transaction, under Section 731 of the Code, a Santa Fe Common Unit holder will recognize gain as a result of the Transaction if, and only to the extent that, any Fractional Unit Payment made to such holder exceeds the sum of such holder's tax basis in the newly acquired KMEP Common Units plus such holder's tax basis in KMEP Common Units held prior to the Transaction, if any.

     Under Section 732(b) of the Code, the tax basis of the KMEP Common Units received by a Santa Fe Common Unit holder will be equal to the adjusted tax basis of such holder's Santa Fe Common Units. This basis will be immediately reduced, but not below zero, by the amount of the Fractional Unit Payment received, if any.

     Under Section 735(b) of the Code, and based upon a representation of the SF General Partner that there has been no tax termination of Santa Fe or the SF Operating Partnership since 1988, the holding period of the KMEP Common Units in the hands of the Santa Fe Common Unit holders will include the holding period of the SF Operating Partnership limited partner interests in the hands of Santa Fe (which commenced no later than January 1, 1989), except to the extent the value of the partnership interests are attributable to
Section 751 assets other than depreciation recapture (E.G., unrealized receivables, inventory items and capital improvements not held by the SF Operating Partnership for more than 12 months). The holding period of the

Santa Fe Pacific Pipeline Partners, L.P.
Santa Fe Pacific Pipelines, Inc.
Kinder Morgan Energy Partners, L.P.
February 4, 1998
Page 8



KMEP Common Units received by a Santa Fe Common Unit holder attributable to such Section 751 assets of the SF Operating Partnership will begin on the day following the date of the Transaction.

     Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes:

      (i) Santa Fe and the SF Operating Partnership are partnerships and not corporations or associations taxable as corporations;

     (ii) Subject to the uncertainty involving the treatment of the Fractional Unit Payments, Santa Fe will not recognize gain or loss as a result of the transfer of limited partner interests in the SF Operating Partnership to KMEP in exchange for rights to receive KMEP Common Units or as a result of such KMEP Common Units being distributed to, and received by, Santa Fe Common Unit holders;

     (iii) Subject to the uncertainty involving the treatment of the Fractional Unit Payments, Santa Fe Common Unit holders will not recognize any gain or loss (A) on the transfer of limited partner interests in the SF Operating Partnership by Santa Fe to KMEP in exchange for rights to receive KMEP Common Units, (B) upon the receipt of the right to receive KMEP Common Units pursuant to the liquidation of Santa Fe or the receipt of such KMEP Common Units,
            (C) upon the receipt of a Fractional Unit Payment from KMEP, except to the extent that the Fractional Unit Payment received by any such holder exceeds such holder's tax basis in KMEP Common Units, or
            (D) otherwise as a result of the Transaction;

     (iv) The tax basis of the KMEP Common Units received by a Santa Fe Common Unit holder will be equal to the adjusted tax basis of such holder's Santa Fe Common Units, reduced, but not below zero, by the amount of the Fractional Unit Payment received, if any; and

     (v) The holding period of the KMEP Common Units in the hands of the Santa Fe Common Unit holders will include the holding period of the SF Operating Partnership limited partner interests in the hands of Santa Fe, except to the extent the value of the SF Operating Partnership is attributable to Section 751 assets other than depreciation recapture (e.g. unrealized receivables, inventory items and capital improvements not held by the SF Operating Partnership for more than 12

Santa Fe Pacific Pipeline Partners, L.P.
Santa Fe Pacific Pipelines, Inc.
Kinder Morgan Energy Partners, L.P.
February 4, 1998
Page 9



            months), in which case the holding period of the KMEP Common Units received by a Santa Fe Common Unit holder attributable to such Section 751 assets will begin on the day following the date of the Transaction.

It is possible that the IRS would treat the Fractional Unit Payment as a payment of money by KMEP to Santa Fe in exchange for a portion of the limited partner interests in the SF Operating Partnership, followed by a distribution of the Fractional Unit Payment and the KMEP Common Units to the Santa Fe Common Unit holders, with the result that Santa Fe Common Unit holders could recognize gain as a result of the Transaction even if such holder does not receive a Fractional Unit Payment. However, we are of the opinion that it is more likely than not that the Fractional Unit Payments will be characterized as a cash distribution directly from KMEP to the Santa Fe Common Unit holders in which case, the federal income tax consequences will be as described in paragraphs (ii) and
(iii) above.



     Other than as expressly stated above, we express no opinion on any issue relating to Santa Fe, KMEP, any Operating Partnership or to any investment in KMEP.

Santa Fe Pacific Pipeline Partners, L.P.
Santa Fe Pacific Pipelines, Inc.
Kinder Morgan Energy Partners, L.P.
February 4, 1998
Page 10





     Our opinions are limited to the specific issues addressed herein and are limited in all respects to laws and facts existing on the date hereof.


     This opinion may be relied upon by you and by the pre-Transaction holders of the Santa Fe Common Units, and by Morrison & Hecker, L.L.P. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm under the headings "Summary -- Certain Federal Income Tax Considerations", "Risk Factors -- Tax Risks", and "Material Federal Income Tax Considerations" in the Joint Proxy Statement.

                                   Very truly yours,


                                   /s/ Mayer, Brown & Platt
                                   ---------------------------------
                                   MAYER, BROWN & PLATT